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New National Grid plc
15 Marylebone Road
London
NW1 5JD

Your ref:                                                        4 December 2000
Our ref:      CREC/MIT2.58A/037459.00578


Dear Sirs

NEW NATIONAL GRID PLC

1.       GENERAL

         We act for National Grid Group plc and New National Grid plc in connection with the proposed Scheme of Arrangement under section 425 of the Companies Act 1985 between National Grid Group plc and its shareholders (the "Scheme").

         In this opinion, references to the "Company" shall mean National Grid Group plc or, if the Scheme becomes effective, New National Grid plc.

         This opinion is given in connection with the proposed registration under the United States Securities Act of 1933, as amended, of 312,239,950 ordinary shares of 10p each in the Company (the "ordinary shares") in connection with the proposed acquisition of Niagara Mohawk Holdings, Inc. (the "Acquisition")

         We have examined the originals or copies of such corporate records of the Company as we deem necessary as a basis for this opinion, including the Certificate of Incorporation, Certificate of Incorporation on Change of Name and Memorandum and Articles of Association of the Company and a list of the current directors and secretary of the Company. We have been referred to the agreement governing the Acquisition dated as of 4 September 2000 and the amendment thereto dated as of 1 December 2000 (together the "Merger Agreement") and although we express no opinion on the Merger Agreement, we have noted that the Acquisition will only become effective after the Scheme becomes effective.


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         For the purposes of rendering this opinion we have assumed the genuineness of all signatures, stamps and seals on, the correctness of all facts stated therein and the authenticity and completeness of all documents submitted to us as originals, and the conformity to originals of documents supplied to us as certified, photostatic or faxed copies and that all requisite board meetings and shareholder meetings are duly convened and held and that the relevant resolutions were passed by a duly qualified quorum.

         We have made such examination of the law of England at the date hereof as in our judgement is necessary or appropriate for the purposes of this opinion. We do not, however, purport to be qualified to comment or pass an opinion upon, and we do not express or imply any opinion as to, the laws of any jurisdiction other than those of England as such are in effect on the date hereof.

2.       OPINION

         Based upon and subject to the foregoing and any matters not expressly disclosed to us by the Company or the other parties concerned and further subject to the qualifications set out below, we are of the opinion that under the law of England when:

         a) the requisite shareholder and board resolutions of the Company have been duly passed; and

         b)       the ordinary shares have been duly allotted and issued,

         then all necessary corporate action on the part of the Company will have been taken to authorise the issue of such Ordinary Shares, such Ordinary Shares will have been legally and validly issued and will be fully paid and no further contributions in respect thereof will be required to be made to the Company by the holders thereof, by reason of being such holders.

3.       QUALIFICATIONS

         The opinion expressed in paragraph 2 above is subject to the following qualifications:

         a) our opinion is subject to the effect of any applicable bankruptcy, insolvency, liquidation, reconstruction, receivership, reorganisation, moratorium, administration or similar laws now in effect or any other laws or principles of natural justice, public policy or equitable considerations; and


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         b)       our opinion is given only on the basis and in respect of the law of England in effect and as interpreted and applied by the courts as at the date of this opinion.

         We express no opinion as to any agreement, instrument or other document other than as specified in this letter.

         We consent to the filing of this opinion as an exhibit to the Company's Registration Statement on Form F-4 dated 4 December 2000, as amended from time to time, relating to the Ordinary Shares. We also consent to the reference to us in the "Legal Matters" section of such Registration Statement.


Yours faithfully

/s/ CMS CAMERON MCKENNA

CMS CAMERON MCKENNA


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